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        Opinion of White & Case LLP as to United States Tax Matters













June 15, 2004

Given Imaging Ltd.
13 Ha'Yetzira Street
Yoqneam 20692
Israel


Ladies and Gentlemen:

         We have acted as special United States tax counsel to Given Imaging Ltd., an Israeli company (the "Company"), in connection with (i) the issuance by the Company of 1,500,000 ordinary shares, nominal value NIS 0.05 (each, an "Ordinary Share"), of the Company (the "Company Shares"), (ii) the sale of up to 1,005,000 Ordinary Shares by certain shareholders (the "Selling Shareholders") of the Company (the "Shareholder Underwritten Shares"), and (iii) the sale of up to an additional 375,750 Ordinary Shares (the "Shareholder Option Shares" and, together with the Shareholder Underwritten Shares, the "Shareholder Shares") if the underwriters elect to exercise the over-allotment option granted to them by the Selling Shareholders of the Company. We are herewith rendering our opinion concerning the material United States federal income tax consequences regarding the issuance of the Company Shares and the purchase of the Shareholder Shares. In connection therewith, we reviewed copies of the Registration Statement on Form F-3 relating to the Shares (Reg. No. 333-115823), as well as the underwriting agreement, a form of which is filed as Exhibit 1.1 to the Registration Statement.

         Our opinion is based on the Internal Revenue Code of 1986, as amended, the Treasury Regulations issued thereunder, and administrative and judicial interpretations thereof, in each case, as in effect and available on the date hereof. We assume that the operative documents for the Shares described in the prospectus forming a part of the Registration Statement to which this opinion is filed as an exhibit will be performed in accordance with the terms described therein.

         Based on the foregoing and subject to the assumptions, qualifications and limitations contained therein, we hereby confirm our opinion contained in the Registration Statement under the caption "Taxation and Government Programs--United States Federal Income Taxation."

         We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and the reference to us under the caption "Taxation and Government Programs--United States Federal Income Taxation" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.



                                            Very truly yours,

                                            /s/ White & Case LLP

                                            WHITE & CASE LLP